Exhibit 10.5

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (this “Agreement”), dated as of July 29, 2015, is made by and between USA Truck, Inc., a Delaware corporation (as hereinafter defined, the “Company”), and Russell A. Overla, Executive Vice President, Truckload Operations (as hereinafter defined, the “Executive”).

WHEREAS, the Company and the Executive have entered into that Employment Letter Agreement by and between the Company and the Executive dated July 29, 2015 (the "Employment Letter Agreement");

WHEREAS, in recognition that the services of the Executive are integral to the success of the operations of the Company, the Executive should remain focused on execution of his responsibilities without fear of unwarranted termination of his employment or the possibility of a Change in Control (as hereinafter defined) of the Company, and that either of such circumstances, and the uncertainty it may cause, may result in the departure or distraction of key management employees of the Company to the detriment of the Company and its stockholders;

WHEREAS, the Executive is a key management employee of the Company, and the Board of Directors of the Company (the “Board”) through its Executive Compensation Committee (the “Committee”) has determined that the Company should encourage the continued employment of the Executive by the Company and the continued dedication of the Executive to his assigned duties without distraction as a result of the circumstances set forth above; and

WHEREAS, the Company and the Executive desire to set forth the circumstances under which the Executive may receive payments under this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.             Defined Terms.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)     “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(B)     “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful violation of Company policy or willful failure by the Executive to substantially perform the Executive’s duties with the Company, other than any failure resulting from the Executive’s incapacity due to physical or mental illness, that continues for at least 30 days after the Board delivers to the Executive a written demand for performance that identifies in reasonable detail the manner in which the Board believes that the Executive willfully has failed substantially to perform the Executive’s duties; or (ii) the willful violation of any law, rule or regulation applicable to the Company’s business operations; (iii) the willful engaging by the Executive in misconduct that is demonstrably and materially injurious to the Company, from a monetary or reputational standpoint; (iv) a material violation by the Executive of the corporate governance guidelines, code of ethics, insider trading policy, or other governance policy of the Company; (v) a material violation by the Executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation; (vi) a material breach by the Executive of any of the covenants contained in Sections 14, 15, and 16 of this Agreement; or (vii) the repeated use of alcohol by the Executive that materially interferes with the Executive's duties, the use of illegal drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of the Company. For purposes of this definition following a Change in Control, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(C)     A “Change in Control” shall mean the occurrence of any of the following occurring after the date of this Agreement:

(i)     Any “Person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its own securities); or

(ii)     The consummation of any merger or other business combination of the Company, a sale of more than 50% of the Company’s assets, the liquidation or dissolution of the Company or any combination of one or more of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own more than 50% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(iii)     Within any twenty-four (24)-month period, the individuals who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a Person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

(D)     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(E)     “Company” shall mean USA Truck, Inc. and any successor to its business or assets, by operation of law or otherwise.

(F)     “Constructive Termination” shall mean the occurrence of any of the following, without the Executive’s express written consent, at any time within twelve (12) months following a Change in Control:

(i)     material diminution in the overall scope of the Executive’s duties, authorities and responsibilities from those held by the Executive immediately prior to the time of a Change in Control;

(ii)     geographic relocation of the Executive’s assigned principal business location to a location greater than forty (40) miles from the place of the Executive’s principal business location immediately prior to the time of a Change in Control; or

(iii)     diminution by ten percent (10%) or more of the Executive’s base salary or target bonus in effect immediately prior to the time of a Change in Control;

(G)     “Date of Termination” shall have the meaning stated in Paragraph (B) of Section 5 hereof.

(H)     “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(I)     “Executive” shall mean the individual named in the first paragraph of this Agreement.

(J)     “Incumbent Directors” shall mean directors who were directors of the Company as of the date hereof or who are appointed, elected or nominated to the Board in accordance with the following sentence. It is understood that any individual becoming a member of the Board subsequent to the date hereof whose appointment was approved by a vote of at least a two-thirds majority of the Continuing Directors remaining in office at the time of appointment or whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a two-thirds majority of the Continuing Directors remaining in office at the time of election or nomination shall be considered, for purposes of this Agreement, as though such individual were a Continuing Director on the date hereof.

(K)     “Notice of Termination” shall have the meaning stated in Paragraph (A) of Section 5 hereof.

(L)     “Payment Trigger” shall mean any of the following that occurs during the term of this Agreement:

(i)     termination of the Executive’s employment by the Company without Cause, at any time other than within twelve (12) months following a Change in Control, and other than as a result of the Executive’s Disability; or

(ii)     Constructive Termination of the Executive while the Executive remains employed by the Company or its successor, or termination of the Executive’s employment by the Company without Cause within twelve (12) months following a Change in Control occurring during the term of this Agreement.

For the avoidance of doubt, a termination of the Executive by the Company for Disability shall not be deemed a termination of the Executive without Cause.

(M)     “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, as modified and used in Sections 13(d) and 14(d) thereof; except that, a Person shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

2.             Term of Agreement.

This Agreement shall be effective as of the date set forth in the first paragraph of this Agreement and shall continue in effect until the earliest of (i) a Date of Termination in accordance with Section 5 or the death of the Executive, or (ii) if a Payment Trigger occurs during the term of this Agreement under subparagraphs (i) or (ii) of Paragraph (L) of Section 1, the performance by the Company of all its obligations and the satisfaction by the Company of all its liabilities under this Agreement.

3.             General Provisions.

(A)     The Company hereby represents and warrants to the Executive that the execution and delivery of this Agreement and the performance by the Company of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement is a legal, valid and legally binding obligation of the Company enforceable in accordance with its terms.

(B)     No amount or benefit shall be payable under this Agreement unless there shall have occurred a Payment Trigger during the term of this Agreement.

(C)     This Agreement and the Employment Letter Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company. Notwithstanding the immediately preceding sentence or any other provision of this Agreement, any purported termination of the Executive’s employment that is not effected in accordance with a Notice of Termination satisfying Paragraph (A) of Section 5 shall not be effective for purposes of this Agreement. The Executive’s continued employment for any period of time after a Payment Trigger, up to the maximum time specified in Paragraph (B) of Section 5, shall not constitute a waiver of the Executive’s rights with respect to any payment obligations of the Company under this Agreement. The waiver by the Executive of any particular event meeting the definition of or constituting a Constructive Termination shall not operate as a waiver by the Executive of any benefits or rights under this Agreement should any subsequent event or circumstance occur that constitutes a Constructive Termination under this Agreement.

4.             Payments Due Upon a Payment Trigger.

(A)     The Company shall pay to the Executive the payments described in this Section 4 upon the occurrence of a Payment Trigger during the term of this Agreement.

(B)     (i)     Upon the occurrence of a Payment Trigger during the term of this Agreement arising by reason of the circumstances described in subparagraph (i) of Paragraph (L) of Section 1:

(a)     the Company shall pay the Executive monthly payments, in cash, equal to one-twelfth (1/12) of the Executive’s annual base salary in effect immediately prior to the Payment Trigger, on or as near as practicable to the same date in each month as monthly installments of the annual base salary were made to the Executive prior to the occurrence of the Payment Trigger, for a period of eighteen (18) months following the occurrence of the Payment Trigger;

(b)     the Company shall pay to the Executive a lump sum amount, in cash, equal to the target amount of any short term cash incentive compensation that would have been awarded to and earned by the Executive under any incentive compensation plan for the fiscal year of the Payment Trigger, assuming all performance and other vesting criteria were satisfied for such year; and

(c)     the Company shall pay the Executive any other amounts (other than any unearned, pro-rated, or other payment of short term cash incentive compensation) that may be due Executive under any employee welfare, benefit, equity, or long term incentive plan then in effect to the extent the Executive is an eligible participant, subject to and upon the terms and conditions set forth in any such plan.

(ii)     Upon the occurrence of a Payment Trigger during the term of this Agreement arising by reason of the circumstances described in subparagraph (ii) of Paragraph (L) of Section 1:

(a)     the Company shall pay the Executive a lump sum payment, in cash, equal to the sum of one hundred fifty percent (150%) of the Executive’s annual base salary in effect immediately prior to the Payment Trigger,

(b)     the Company shall pay the Executive the amount, if any, set forth on the signature page of this Agreement and identified as relocation services benefit, to defray the Executive’s costs of relocation services;

(c)     the Company shall pay to the Executive a lump sum amount, in cash, equal to one hundred fifty percent (150%) of the target amount of any short term incentive cash compensation that would have been paid to the Executive for the fiscal year of the Payment Trigger, assuming all performance and other vesting criteria were satisfied for such year;

(d)     the Company shall pay or provide for continuation of the Executive’s health care benefits under the health care plans of the Company as they exist on the Date of Termination or as in effect immediately prior to the Payment Trigger, whichever provides the greater economic benefit to the Executive, for a period of eighteen (18) months following the Date of Termination; and

(e)     the Company shall pay the Executive any other amounts (other than any unearned, pro-rated, or other payment of short term cash incentive compensation) that may be due Executive under any employee welfare, benefit, equity, or long term incentive plan then in effect to the extent the Executive is an eligible participant, subject to and upon the terms and conditions set forth in any such plan.

(C)     Notwithstanding the foregoing, the payments set forth above shall not exceed two times: (i) the sum of the annualized compensation paid to the Executive by the Company for the taxable year preceding the taxable year of the Executive’s Date of Termination; or (ii) the maximum amount that may be taken into account pursuant to Code Section 401(a)(17) for the year of the Executive’s Date of Termination. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(D)     Notwithstanding any provision of any incentive compensation plan, and in addition to any payments under Paragraph (B) hereof, the Company shall pay to the Executive a lump sum amount, in cash, equal to the amount of any incentive compensation that has been awarded to and earned by the Executive under any incentive compensation plan for a completed fiscal year preceding the occurrence of a Payment Trigger but that has not yet been paid to the Executive.

(E)     The payments provided for in subparagraph (ii)(a) of Paragraph (B) and, if applicable, Paragraph (D) of this Section 4 shall be made within two (2) business days following the Date of Termination, or such later required date as may be prescribed, allowing for applicable waiting periods, under the terms of the General Release (hereafter defined), unless the amounts of such payments cannot be finally determined on or before that date, in which case, the Company shall pay to the Executive on that date an estimate, as reasonably determined in good faith by the Company, of the minimum amount of the payments to which the Executive is clearly entitled and shall pay the remainder of the payments within five (5) business days following the final determination of such amounts due to the Executive under this Agreement.

(F)     As a condition to the receipt of the severance and other payment benefits described in this Agreement, the Executive shall execute and comply with the terms of a general release of all claims (the “General Release”) against the Company, its affiliates and representatives, in the form attached hereto as Exhibit A, as updated by the Company for any change in laws.

5.             Termination Procedures.

(A)     During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board that was called and held for the purpose of considering the termination finding that, in the informed, reasonable, good faith judgment of the Board, the Executive was guilty of conduct set forth in the definition of Cause in Paragraph (B) of Section 1, and specifying the particulars thereof in reasonable detail. A Notice of Termination by the Employee in the case of a Constructive Termination shall specify in reasonable detail the event or circumstance constituting the Constructive Termination under Paragraph (F) of Section 1 of this Agreement. Such notice of Constructive Termination must be provided by the Executive to the Company within sixty (60) days of the initial existence of the condition giving rise to the Constructive Termination.

(B)     “Date of Termination” with respect to any purported termination of the Executive’s employment during the term of this Agreement (other than by reason of death) shall mean:

(i)     if the Executive’s employment is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during that thirty (30) day period);

(ii)     if the Executive’s employment is terminated by the Company for any other reason except in the case of a termination for Cause, up to thirty (30) days, at the Company's discretion, after Notice of Termination is given;

(iii)     if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; and

(iv)     in the case of termination by the Executive (including a Constructive Termination following a Change in Control), thirty (30) days after the date such Notice of Termination is given; provided, in the case of a Constructive Termination, the Notice of Termination contemplated by Paragraph (A) of this Section 5 shall be deemed cancelled, void and of no further force and effect, and no payment obligation of the Company shall arise therefrom, if the Company rescinds or otherwise eliminates or reverses the action or event that would otherwise constitute grounds for Constructive Termination, and so notifies the Executive in writing within thirty (30) days of its receipt of the notice of Constructive Termination. The rescission, elimination or reversal of any such action or event constituting a Constructive Termination shall not operate to release or discharge the Company from any other liability or obligation under this Agreement, including any liability or obligation arising from any subsequent action or event that constitutes a Constructive Termination.

6.             No Mitigation; No Setoff.

The Executive shall not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Executive in connection with this Agreement may not be reduced, setoff or subject to recovery by the Company by any benefits the Executive may receive from other employment, from retirement benefits or otherwise. Further, the amount of any payment or benefit provided for in this Agreement shall not be setoff against any amount claimed to be owed by the Executive to the Company, or otherwise, except for a violation of Section 14, 15, or 16.

7.             Disputes.

(A)     If a dispute or controversy arises out of or in connection with this Agreement, the parties shall first attempt in good faith to settle the dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or litigation. Thereafter, any remaining unresolved dispute or controversy arising out of or in connection with this Agreement may be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in a city located within Crawford or Sebastian County, Arkansas. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Company’s obligations hereunder during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(B)     Any legal action concerning this Agreement, other than a mediation or an arbitration described in Paragraph (A) of this Section 7, whether instituted by the Company or the Executive, shall be brought and resolved only in a state or federal court of competent jurisdiction located in Crawford County, Arkansas or the Fort Smith Division of the Western District of Arkansas. The parties hereby irrevocably consent and submit to and shall take any action necessary to subject themselves to the personal jurisdiction of any such court and hereby irrevocably agree that all claims in respect of the action shall be instituted, heard, and determined in such court. The parties agree that such court is a convenient forum, and hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(C)     The Company shall pay all costs and expenses, including attorneys’ fees and disbursements, of the Company and the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, that is resolved in favor of the Executive pursuant to a final, unappealable judgment. The Executive shall pay all costs and expenses, including attorneys’ fees and disbursements, of the Company and the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, that is resolved in favor of the Company pursuant to a final, unappealable judgment. The non-prevailing party, as set forth above, shall pay prejudgment interest on any money judgment obtained by the prevailing party as a result of such proceeding, calculated at the rate provided in Section 1274(b)(2)(B) of the Code.

8.             Successors; Binding Agreement.

(A)     In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise, and whether or not such a transaction constitutes a Change in Control) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain the assumption and agreement prior to the effectiveness of any succession shall be a breach of this Agreement for which the Executive shall have any and all of the remedies available to him under this Agreement. The provisions of this Section 8 shall continue to apply to each subsequent employer of the Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer, whether or not that transaction constitutes a Change in Control.

(B)     This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amount would be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, the amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.

9.             Effect on Prior Agreements.

This Agreement contains the complete, final, and exclusive embodiment of the agreement and understanding among the parties hereto regarding severance, change in control, or similar payments to the Executive and supersedes in all respects any prior or other agreement or understanding, written or oral, among the parties with respect to the subject matter of this Agreement, including, but not limited to, Change in Control Severance Agreements, the Employment Letter Agreement, employment agreements or company policies, or other agreements or arrangements with respect to severance, change in control, or similar payments.

10.          Exclusive Remedy.

In the event of a Payment Trigger, the provisions of Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions in any written or oral employment agreement or arrangement Executive may have with the Company), whether at law, tort or contract, in equity, or under this Agreement. Executive shall not be entitled to any severance or Change in Control benefits or rights upon a Payment Trigger other than those benefits expressly set forth in Section 4.

11.          Notices.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	USA Truck, Inc.
3201 Industrial Park Road
Van Buren, Arkansas 72956
Attention: Chairman of the Board

To the Executive:	Russell A. Overla
___________________
___________________

12.          Miscellaneous.

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Company specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

13.          Governing Law.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal, substantive laws of the State of Delaware, without giving effect to the law or principles of conflict of laws of any jurisdiction.

14.          Obligation Not to Solicit.

Executive hereby agrees that during his employment with the Company and, upon the occurrence of a Payment Trigger during the term of this Agreement arising by reason of the circumstances described in subparagraph (i) of Paragraph (L) of Section 1, for a period of eighteen (18) months thereafter, Executive will not, directly or indirectly, in any manner attempt to induce or assist others to attempt to induce any officer, employee, driver, independent contractor, customer, or vendor of the Company or its affiliates to terminate its association with or reduce or terminate business with the Company or its affiliates, nor do anything directly or indirectly to interfere with the relationship between the Company or its affiliates and any such persons or concerns, unless part of a management directive.

15.          Confidentiality.

Executive acknowledges that during his employment with the Company, he may acquire confidential proprietary information of the Company or its affiliates ("Confidential Information") that is, and remains, the sole property of the Company. Such Confidential Information is a valuable asset of the Company and substantially contributes to the effective and successful conduct of the Company's business. Confidential Information is intended to remain secret and misappropriation by any means is strictly prohibited. Executive agrees to comply with the policies and procedures of the Company for protecting Confidential Information and agrees not to disclose to any person or use any Confidential Information obtained by Executive incident to Executive's employment or other association with the Company or its affiliates, other than as required for the proper performance of Executive's duties and responsibilities to the Company or as required by applicable law after notice to the Company and a reasonable opportunity for it to protect Confidential Information. This restriction will continue to apply after Executive's employment terminates, regardless of the reason for such termination, for so long as such Confidential Information remains confidential or, if sooner, until the expiration of eighteen (18) months following the date Executive's employment with the Company terminates. The obligations of confidentiality imposed by this Section 15 will not apply to Confidential Information that becomes generally known to the public hereafter through no act of Executive's in breach of this Agreement and no act of any other person in breach of an obligation of confidentiality to the Company. Notwithstanding anything to the contrary herein, Executive acknowledges that the requirements for confidentiality as set forth in the Company handbook continue to apply to Executive while Executive is receiving compensation and benefits under this Agreement and for a term of eighteen (18) months thereafter.

16.          Non-disparagement.

Executive agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about the Company or its affiliates, or their business affairs, directors, officers, employees, drivers, independent contractors, customers, or vendors.

17.          Remedies

Upon breach of any of the covenants contained in Section 14, 15, or 16 of this Agreement, (a) the Company can and may take any and all actions available at law and in equity, including obtaining a restraining order or injunctive relief, (b) all compensation and benefits described in this Agreement will immediately cease, (c) the Executive will remain obligated to comply with the covenants in this Agreement, and (d) the periods set forth above in Sections 14 and 15 will be tolled during any period in which the Executive is in violation of such Section(s) so that the Company is provided with the full benefit of the restricted period.

18.          Withholding.

All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes. If any such excise taxes would otherwise be imposed, the Company shall determine in good faith whether the Executive will either receive all of the benefits to which he is entitled under this Agreement, subject to the excise tax, or have his benefits under this Agreement reduced to a level at which the excise tax will not apply, depending upon which approach will provide the Executive with the greater net after-tax benefit.

19.          Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the maximum extent permitted by law.

20.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.          Payment; Assignment.

Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement or the Employment Letter Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subject to any charge.

22.          Further Assurances.

The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

23.          Code Section 409A.

It is the intention of the Company that payments and benefits under this Agreement be exempt from or comply with Code Section 409A and the Company shall have complete discretion to interpret and construe this Agreement and any related plan or agreement in any manner that establishes an exemption from or compliance with the requirements of Code Section 409A. If for any reason any provision of this Agreement does not accurately reflect its intended establishment of an exemption from or compliance with Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from or compliance with Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

USA TRUCK, INC.

By: /s/ Thomas M. Glaser

Name: Thomas M. Glaser

Title: President and CEO

/s/ Russell A. Overla
Russell A. Overla

/s/ Russell A. Overla
Signature

$50,000.00
Amount of Relocation Services Benefit

Exhibit A

General Release

FOR AND IN CONSIDERATION OF the compensation pursuant to a Payment Trigger to be provided me in connection with the termination of my engagement with USA Truck, Inc. (“Company”), as that term is defined in that certain Executive Severance and Change in Control Agreement between Company and me, dated as of July 29, 2015 (the “Agreement”), which are conditioned on my signing this General Release and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, and assigns, and all others connected with or claiming through me, hereby release and forever discharge Company, each of its affiliates, and all of their respective past, present, and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors, and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights, or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this General Release, in any way resulting from, arising out of, or connected with my engagement with Company or the termination of that engagement or pursuant to any federal, state or local law, regulation, or other requirement, including if deemed to be an employee of Company (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by Company, each as amended from time to time).

In signing this General Release, I acknowledge my understanding that I may not sign it prior to the termination of my engagement with Company, but that I may consider the terms of this General Release for up to thirty (30) days (or such longer period as Company may specify) from the date my engagement with Company terminates. I also acknowledge that I have been advised by Company to seek the advice of an attorney prior to signing this General Release; that I have had a full and sufficient time to consider this General Release and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this General Release voluntarily and with a full understanding of its terms. I understand that I have seven (7) days following my execution of this General Release to revoke this General Release and that this General Release will not be effective until the eighth day after I execute and do not revoke this General Release.

I hereby acknowledge and reaffirm my continuing obligations to the Company under the Agreement, in particular as the Agreement relates to certain restrictive covenants, which was signed in connection with my employment.

I further acknowledge that, in signing this General Release, I have not relied on any promises or representations, expressed or implied, that are not set forth expressly in the Agreement.

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Intending to be legally bound, I have signed this General Release as of the date written below.

Signature: _____________________________________________

Russell A. Overla

Date Signed: ___________________________________________